Exhibit 3.2

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LAKESIDE HOLDING LIMITED

a Nevada corporation

On February 12, 2026, Lakeside Holding Limited (the “Company”) held its 2026 annual meeting of stockholders (the “Annual Meeting”) and approved the amendments to the Articles of Incorporation as reflected in these Amended and Restated Articles of Incorporation as of June 29, 2026:

ARTICLE I

NAME

The name of the Corporation is:

LAKESIDE HOLDING LIMITED

ARTICLE II

PURPOSE

This Corporation is organized for the purpose of pursuing any lawful activity, and engaging in any and all general business activities related or incidental thereto

ARTICLE III

RESIDENT AGENT & REGISTERED OFFICE

Section 3.01 Resident Agent. The name and address of the resident agent for service of process is:

KPS Leslie, LLC

Section 3.02 Registered Office. The address of its registered office is:

3275 South Jones Blvd., Suite 105

Las Vegas, Nevada 89146

Section 3.03 Other Offices. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Any meeting of the directors and/or stockholders held outside the State of Nevada shall have the same effect as if held in the State of Nevada.

ARTICLE IV

SHARES OF STOCK

Section 4.01 Authorized Shares.

(a)	The amount of the total authorized capital stock of this Corporation consists of 2,000,000,000 shares with a par value of $0.0001 per share, designated as Common Stock. The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.”

(b)	The aggregate number of shares of capital stock that the Corporation will have the authority to issue includes, in addition to the Common Stock, 1,000,000,000 shares of blank check preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).”

Section 4.02 Blank Check Preferred Stock. The Board of Directors is authorized, subject to the limitations prescribed in Section, to provide for the issuance of the shares of blank check preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock will include, but not be limited to, the rights to determine the following:

(i) The number of shares constituting that series of Preferred Stock and the distinctive designation of that series, which may be a distinguishing number, letter or title;

(ii) The dividend rate on the shares of that series of Preferred Stock, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series of Preferred Stock will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series of Preferred Stock will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

(v) Whether or not the shares of that series of Preferred Stock will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series of Preferred Stock will have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series of Preferred Stock.

Each series of serial Preferred Stock, in preference to the Common Stock, will be entitled to dividends from funds or other assets legally available therefore, at such rates, payable at such times and cumulative to the extent as may be fixed by the Board of Directors of the Corporation pursuant to the authority herein conferred upon it. In the event of dissolution or liquidation of the Corporation, voluntary or involuntary, the holders of serial Preferred Stock, in preference to the Common Stock, will be entitled to receive such amount or amounts as may be fixed by the Board of Directors of the Corporation pursuant to the authority herein conferred upon it. Preferred Stock of any series redeemed, converted, exchanged, purchased or otherwise acquired by the Corporation shall be canceled by the Corporation and returned to the status of authorized but unissued Preferred Stock. All shares of any series of serial Preferred Stock, as between themselves, shall rank equally and be identical; and all series of serial Preferred Stock, as between themselves, shall rank equally and be identical, except as set forth in resolutions of the Board of Directors authorizing the issuance of the series.”

ARTICLE V

DIRECTORS

Section 5.01 Governing Board. The members of the governing board of the Corporation shall be styled as directors.

Section 5.02 Initial Board of Directors. The initial Board of Directors shall consist of one(1) member. The names and addresses of the member of the Board of Directors is as follows:

Henry Liu

1475 Thorndale Ave Suite A

Itasca, IL 60143

Each Director shall serve as a Director until the first annual meeting of the stockholders or until their successor(s) shall have been elected and qualified.

Section 5.03 Change in Number of Directors. The number of directors may be increased or decreased to any number of full-age members by a majority vote of the shareholders as provided in the Bylaws of the Corporation, but such number of members shall not be increased above the maximum of ten (10) full-age members nor decreased below a minimum of one (1) full-age member.

ARTICLE VI

INCORPORATOR

The name and address of the incorporator is:

Shuai Li

1475 Thorndale Ave Suite A

Itasca, IL 60143

ARTICLE VII

DIRECTORS' AND OFFICERS' LIABILITY

A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of the Business Judgment Rule. This Article, however, shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud, breach of fiduciary duty or a knowing violation of law, or (ii) the payment of distributions in violation of NRS 78.300. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VIII

INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, or upon receipt of an undertaking or surety by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, or employee for any and all services or conduct rendered on behalf of the Corporation during such director's officer's, or employee's tenure with the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE IX

AMENDMENTS

(a)  At least a majority (50%) of the voting shares outstanding shall be required to amend, alter, change or repeal any provision contained in these Articles of Incorporation.

(b)  The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) with the approval of the stockholders entitled to vote thereon, voting together as a single class, irrespective of the provisions of NRS 78.2055(3), 78.207(3) or 78.390(2), and no vote of the holders of any class or series of Common Stock or Preferred Stock voting separately as a class or series shall be required therefor (and any such right otherwise provided under NRS 78.2055(3), 78.207(3) or 78.390(2) is hereby specifically denied), unless a vote of any such holder is expressly required pursuant to these Articles or set forth in the applicable certificate of designation.

(c)  No action by the stockholders is required if the proposed amendment to the Articles of Incorporation consists only of a change in the name of the corporation.”

I hereby certify that I am the duly appointed and Secretary of LAKESIDE HOLDING LIMITED and that the foregoing Amended and Restated Articles of Incorporation reflects the changes as duly adopted and approved by the shareholders at the Annual Meeting.

IN WITNESS WHEREOF, I have executed these Articles on this 29th day of June, 2026.

/s/ Long Yi
Long Yi, Secretary